Exhibit 99.1

Company Contact:	Investor Contacts:
Pet DRx Corporation	Lippert/Heilshorn & Associates, Inc.

Steven T. Johnson, President & COO	Bruce Voss (bvoss@lhai.com)
(Steven.Johnson@petdrx.com)	Don Markley (dmarkley@lhai.com)
(615) 369-1914 — www.petdrx.com	(310) 691-7100 — www.lhai.com
PET DRx ANNOUNCES BOARD AND MANAGEMENT CHANGES
•	CHAIRMAN GENE BURLESON APPOINTED INTERIM-CEO
•	BOB WALLACE STEPS DOWN AS CEO AND DIRECTOR
•	GARY BRUKARDT APPOINTED AS A DIRECTOR
•	DR. DAVID REED APPOINTED AS SVP OF OPERATIONS
•	HARRY ZIMMERMAN APPOINTED CHIEF OF BUSINESS DEVELOPMENT
Brentwood, Tenn. — October 1, 2008 — Pet DRx Corporation (NASDAQ: VETS) today announced certain Board and management changes, including the appointments of Mr. Gene Burleson as interim Chief Executive Officer and Mr. Gary A. Brukardt to the board of directors.
Pet DRx announced that Chairman Burleson will serve as interim-Chief Executive Officer of the company effective immediately. Pet DRx Vice Chairman Zubeen Shroff commented, “We are fortunate to have someone of Gene’s caliber step into this important role during this transition period. Gene’s experience in building and operating healthcare companies is exceptional.” Most notably, Mr. Burleson served as Chairman of the Board of GranCare, a former NYSE listed company, from 1989 to 1997 and as president and chief executive officer of GranCare from 1990 to 1997. Under his leadership, GranCare’s annual revenues grew from approximately $10 million to approximately $1.5 billion. Mr. Burleson also served as President, Chief Operating Officer and a Director of American Medical International, one of the nation’s largest owners and operators of acute care hospitals, from 1986 to 1989. Based in London from 1981 to 1986, Gene also served as Managing Director of AMI’s international operations. The company has commenced a search for a permanent new chief executive officer.
Pet DRx also announced that founder Robert Wallace has stepped down as Chief Executive Officer and Director of the company in order to pursue other entrepreneurial interests. He has agreed to serve as a consultant to the company for a period of ninety days to ensure a smooth transition. On behalf of the board, Mr. Burleson stated “Bob Wallace founded Pet DRx on the unique ‘hub-and-spoke’ framework for veterinary care. He put in place a plan that has given Pet DRx the capabilities to compete and win in the veterinary services arena. We thank Bob for his contributions to Pet DRx and we wish him well in his future endeavors.”

“It has been an exciting time for Pet DRx,” said Mr. Wallace. Mr. Wallace added, “I believe that Pet DRx is well positioned to become a leading national provider of veterinary care services.”
Pet DRx also announced the appointment of Mr. Gary Brukardt as a member of the Board of Directors. Mr. Brukardt has more than 30 years of varied healthcare experience and currently serves as Chairman and Chief Executive Officer of Specialty Care Services Group, a healthcare company based in Nashville, Tennessee. From 2003 until March of 2006, Mr. Brukardt served as a Director, President and Chief Executive Officer of Renal Care Group (now Fresenius Medical Care), the third largest provider of dialysis services to patients with chronic kidney failure. Mr. Brukardt helped grow Renal Care Group into the third largest dialysis provider in the nation. Renal Care Group provided dialysis and ancillary services to over 32,300 patients through 456 outpatient dialysis centers in 34 states, in addition to providing acute dialysis services to more than 200 hospitals. Renal Care Group was acquired by Fresenius Medical Care in March of 2006. Mr. Brukardt also served as Executive Vice President and Chief Operating Officer of Renal Care Group from 1996 until 2003. Prior to Renal Care Group, Mr. Brukardt served as Executive Vice President of Baptist Health Care affiliates as well as Chairman and President of HealthNet, a managed care company.
Pet DRx Chairman Gene Burleson commented, “We are excited that Gary has accepted the appointment to our Board. Gary offers Pet DRx a considerable degree of high-level strategic experience and his guidance and insight will be of significant value to Pet DRx as the Board and management team work to expand and grow the company.”
Additionally, the company has appointed David Reed, DVM, a member of the Board of Directors, as Senior Vice President of Operations. Dr. Reed operates two of the company’s veterinary hospitals effectively and profitably. Chairman Burleson stated, “Dr. Reed has been an invaluable asset to the company and the Board and to the company’s veterinarians. We believe that he has the respect of our veterinarians and his practical veterinary experience will guide our hospitals to improved performance.” Dr. Reed will continue to serve on the company’s Board of Directors.
The company also announced that Mr. Harry L. Zimmerman has joined the company as Chief of Business Development. Mr. Zimmerman served as Executive Vice President and General Counsel of Encore Medical Corporation from its formation in 1994 until the end of 2007. During that time in part as a result of an aggressive acquisition strategy, Mr. Zimmerman was an integral part of the management team that grew Encore from $30 million in revenue in 2000 to over $450 million in revenue in 2006, at which point it was acquired by the Blackstone Group for almost $900 million. Pet DRx President and Chief Operating Officer Steve Johnson stated “Harry’s business development experience at Encore will translate well at Pet DRx. We are confident that our acquisition team has the expertise to capitalize on our growth opportunities and we expect to seize opportunities that will be accretive to earnings.”
About Pet DRx
Pet DRx Corporation provides veterinary primary care and specialized services to companion animals through a network of fully-owned veterinary hospitals. The Company currently owns and operates 25 leading veterinary hospitals in the state of California, which it has organized into unique, regional ’hub-and-spoke’ networks. Pet DRx provides a full range of general medical treatments for companion animals, including (i) preventive care, such as examinations, vaccinations, spaying/neutering and dental care and (ii) a broad range of specialized diagnostic and medical services, such as internal medicine, surgery, cardiology, ophthalmology, dermatology, oncology, neurology, x-ray, ultrasound and other services.

SAFE HARBOR STATEMENT
Certain statements and information included in this press release constitute “forward-looking statements” within the meaning of the Federal Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including, but not limited to, the ability of the Company to successfully acquire, integrate and operate veterinary hospitals and clinics, requirements or changes affecting the businesses in which the Company is engaged, veterinary services trends, including factors affecting supply and demand, dependence on acquisitions for growth, labor and personnel relations, changing interpretations of generally accepted accounting principles and other risks detailed from time to time in the Company’s SEC reports, including its Current Report on Form 8-K/A, filed on April 4, 2008, its Registration Statement on Form S-4, as amended, filed on November 8, 2007, and its quarterly report on Form 10-Q for the period ending June 30, 2008. These forward-looking statements speak only as of the date hereof. The Company disclaims any intention or obligation to update or revise any forward-looking statements.
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